Exhibit (a)(1)(D)

Offer to Purchase for Cash

Up to 16,000,000 Shares of its Common Stock

(Including the Associated Preferred Stock Purchase Rights)

At a Purchase Price Not Greater Than $32.50

Nor Less Than $28.25 Per Share

by

MeadWestvaco Corporation

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 8, 2005, UNLESS MEADWESTVACO EXTENDS THE TENDER OFFER.

May 10, 2005

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

MeadWestvaco Corporation, a Delaware corporation (“MeadWestvaco”), is offering to purchase for cash up to 16,000,000 shares of its common stock, par value $0.01 per share (including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of January 29, 2002, between MeadWestvaco and The Bank of New York, as Rights Agent, and referred to herein as the “shares”), at a price not greater than $32.50 nor less than $28.25 per share, net to the seller in cash, without interest. The terms and conditions of the tender offer are set forth in MeadWestvaco’s offer to purchase, dated May 10, 2005, and the letter of transmittal, which together (and as each may be amended and supplemented from time to time) constitute the tender offer. Unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

MeadWestvaco will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $32.50 nor less than $28.25 per share (the “Purchase Price”), that it will pay for shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. MeadWestvaco will select the lowest Purchase Price that will allow it to purchase 16,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $32.50 nor less than $28.25 per share, under the tender offer. All shares properly tendered before the expiration date (as specified in section 1 of the offer to purchase) at prices at or below the Purchase Price and not validly withdrawn will be purchased by MeadWestvaco at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the “odd lot,” proration and conditional tender provisions thereof. See section 1 of the offer to purchase. Shares tendered at prices in excess of the Purchase Price and shares that MeadWestvaco does not accept for purchase because of proration or conditional tenders will be returned at MeadWestvaco’s expense to the stockholders who tendered such shares, as promptly as practicable after the expiration date. MeadWestvaco expressly reserves the right, in its sole discretion, to purchase more than 16,000,000 shares under the tender offer, subject to applicable law.

If, at the expiration date more than 16,000,000 shares (or such greater number of shares as MeadWestvaco may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, MeadWestvaco will buy shares:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration date, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit MeadWestvaco to purchase 16,000,000 shares (or such greater number of shares as MeadWestvaco may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that MeadWestvaco purchase a specified minimum number of the holder’s shares if MeadWestvaco purchases any of the holder’s shares in the tender offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See section 7 of the offer to purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated May 10, 2005;

2. Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the tender offer;

3. Letter to the stockholders of MeadWestvaco, dated May 10, 2005, from the Chairman of the Board and Chief Executive Officer of MeadWestvaco;

4. Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

5. Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 8, 2005, UNLESS MEADWESTVACO EXTENDS THE TENDER OFFER.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager, the agent assisting in the handling of the distribution of tender offer materials to participants in the Savings Plans (as defined in the offer to purchase), the trustee of the Savings Plans, the information agent and the depositary, as described in the offer to purchase. MeadWestvaco will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. MeadWestvaco will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and letter of transmittal (see instruction 10 of the letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of MeadWestvaco, the depositary, or the dealer manager for purposes of the tender offer.

For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an “agent’s message” (as defined in the offer to purchase and the letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

Stockholders (a) whose share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in section 3 of the offer to purchase.

Neither MeadWestvaco nor its Board of Directors nor the dealer manager makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender shares. Holders of shares must make their own decision as to whether to tender shares and, if so, how many shares to tender and the price or prices at which to tender shares.

Please address any inquiries you may have with respect to the tender offer to us or the dealer manager, Goldman, Sachs & Co., at the respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

You may obtain additional copies of the enclosed material from us by calling at: (212) 440-9800.

Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the letter of transmittal.

Very truly yours,

Georgeson Shareholder

Communications Inc.

17 State Street, 10th Floor

New York, NY 10004

(800) 280-0857 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF MEADWESTVACO, THE DEALER MANAGER, THE INFORMATION AGENT, THE TRUSTEE FOR ANY MEADWESTVACO EMPLOYEE PLAN, OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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